Exhibit 99.1

Access National Declares Special Dividend

RESTON, Va.--(BUSINESS WIRE)--December 19, 2014--Access National Corporation (NASDAQ: ANCX) (the “Company”), parent company for Access National Bank, declared a cash dividend of $0.35 per share for holders of record as of December 30, 2014 and payable on January 16, 2015. This dividend will not be eligible for automatic reinvestment under the Company’s Dividend Reinvestment and Stock Purchase Plan.

According to CEO Michael Clarke, “The non-routine dividend returns capital to shareholders while ensuring adequate capital for continued growth. This is the third consecutive year in which we have declared a special dividend because our capital ratio exceeds base line targets due to a healthy earnings retention rate and in spite of continued increases in routine quarterly dividends.” He continued, “This dividend is particularly special as it comes in the month of our 15th anniversary in business. We are extremely grateful to our original and current shareholders, directors and work associates and hope they join us in the satisfaction we take with these measurable milestones of achievement.”

As a reminder of the capital management strategy, the Corporation’s ratio of total equity to total assets was 9.8% at September 30, 2014, within the Corporation’s target range of 8.00% to 10.50%. On October 17, 2014, the Corporation declared a $0.14 per share dividend consistent with management’s stated payout ratio of 40%-50% against core earnings. Special dividends are considered based upon management’s assessment of its ability to maintain the capital ratio within the stated range while executing on growth plans and maintaining the routine quarterly dividend.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100